Exhibit 3.1b

SECOND Certificate of amendment

to THE

NINTH amended and restated

CERTIFICATE OF INCORPORATION

OF

WINC, INC.,

a Delaware corporation

Winc, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Winc, Inc. The original Certificate of Incorporation of the corporation was filed with the Office of the Secretary of State of the State of Delaware on August 11, 2011 under the name “Club W, Inc.”

SECOND: That (a) the board of directors of the Corporation has duly adopted a resolution pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware proposing that the Corporation’s Ninth Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) be further amended as set forth below (the “Second Amendment to the Amended and Restated Certificate of Incorporation”) and (b) the stockholders of the Corporation duly approved and adopted the Second Amendment to the Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: That Section 5.1 of Article VI of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock (including, without limitation, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series Seed Preferred Stock) shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation.”

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed this 25th day of October, 2021, in its name and on its behalf by its Chief Executive Officer pursuant to Section 103 of the General Corporation Law of the State of Delaware.

WINC, INC.
/s/ Geoffrey McFarlane
Geoffrey McFarlane
Chief Executive Officer